As filed with the Securities and Exchange Commission on April 21, 2008
                                              Registration Number: 333-149873


                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549
                                   FORM S-8/A
                                (Amendment No. 1)
                             REGISTRATION STATEMENT
                                      UNDER
                           THE SECURITIES ACT OF 1933

                          CARBONICS CAPITAL CORPORATION
               (Exact name of Registrant as specified in Charter)

     Delaware                                                 22-3328734
--------------------------------------------------------------------------------
(State of Incorporation)                           (I.R.S. Employer I.D. Number)


                 One Penn Plaza, Suite 1612, New York, NY 10119
--------------------------------------------------------------------------------
                    (Address of Principal Executive Offices)


                        2008 STOCK AND STOCK OPTION PLAN
                        --------------------------------
                              (Full Title of Plan)

                                 Kevin Kreisler

                          Carbonics Capital Corporation
                           One Penn Plaza, Suite 1612
                               New York, NY 10119
                                 (212) 994-5374
--------------------------------------------------------------------------------
            (Name, Address and Telephone Number of Agent for Service)

                                    Copy to:
                               ROBERT BRANTL, ESQ.
                                52 Mulligan Lane
                               Irvington, NY 10533
                                 (914) 683-3026

                                     PART II

               INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3.       Incorporation of Documents by Reference.

     Carbonics Capital Corporation is incorporating by reference the following documents previously filed with the Securities and Exchange Commission:

         (a) Carbonics Capital's Annual Report on Form 10-KSB for the year ended December 31, 2007;

         (b) the description of Carbonics Capital's Common Stock contained in its Registration Statement on Form 10-SB (No. 000-28887).

         Carbonics Capital is also incorporating by reference all documents hereafter filed by Carbonics Capital pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Securities Exchange Act of 1934, prior to the filing of a post-effective amendment which indicates that all securities offered have been sold or which deregisters all securities then remaining unsold.

Item 4.       Description of Securities.

              Not Applicable.

Item 5.       Interests of Named Experts and Counsel.

               Robert Brantl, Esq., counsel to Carbonics Capital, has passed upon the validity of the shares registered pursuant to this Registration Statement. Mr. Brantl holds no interest in the securities of Carbonics Capital Corporation.

Item 6.       Indemnification of Directors and Officers.

               Section 145 of the General Corporation Law of the State of Delaware authorizes a corporation to provide indemnification to a director, officer, employee or agent of the corporation, including attorneys' fees, judgments, fines and amounts paid in settlement, actually and reasonably incurred by him in connection with such action, suit or proceeding, if such party acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe his conduct was unlawful as determined in accordance with the statute, and except that with respect to any action which results in a judgment against the person and in favor of the corporation the corporation may not indemnify unless a court determines that the person is fairly and reasonably entitled to the indemnification. Section 145 further provides that indemnification shall be provided if the party in question is successful on the merits.

         Our certificate of incorporation provides that members of our board of directors are protected against personal liability to the fullest extent permitted by Delaware corporate law. Delaware corporate law permits a Delaware corporation to eliminate the personal liability of its directors for monetary damages for breach of fiduciary duty, except for breaches of the duty of loyalty, acts or omissions not in good faith or involving intentional misconduct, improper payment of dividends, or transactions in which the director derived an improper personal benefit.

         Our certificate of incorporation also provides that Carbonics Capital will indemnify our directors and officers against liabilities arising from their service as directors and officers to the fullest extent permitted by Delaware corporate law. Insofar as indemnification for liabilities under the Securities Act of 1933 may be permitted to our directors, officers or controlling persons pursuant to the foregoing provision or otherwise, we have been advised that, in the opinion of the Securities and Exchange Commission, such indemnification is against public policy as expressed in that Act and is, therefore, unenforceable.

Item 7. Exemption from Registration Claimed.

        Not applicable.

Item 8. Exhibits.

4.1     2008 Stock and Stock Option Plan

5       Opinion of Robert Brantl, Esq.

23.1    Consent of Rosenberg Rich Baker Berman & Company.

23.2 Consent of Robert Brantl, Esq. is contained in his opinion, filed as Exhibit 5.


Item 9.       Undertakings.

              Carbonics Capital Corporation hereby undertakes:

              (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement to include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement;

              (2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof;

              (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering;

              (4) That, for purposes of determining any liability under the Securities Act of 1933, each filing of the annual report pursuant to Section

13(a) or 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan's annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in this Registration Statement shall be deemed to be a new registration statement relating to the securities offered herein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

              Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of Carbonics Capital pursuant to the provisions of the Delaware General Corporation Law or otherwise, Carbonics Capital has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by Carbonics Capital of expenses incurred or paid by a director, officer or controlling person of Carbonics Capital in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, Carbonics Capital will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

                               REOFFER PROSPECTUS

                          CARBONICS CAPITAL CORPORATION

                        10,000,000 Shares of Common Stock

         The shares are being offered by persons who are officers, directors or otherwise control persons of Carbonics Capital Corporation. They acquired the shares from Carbonics Capital, either as the recipients of grants of stock or by exercising stock options issued to them by Carbonics Capital.

         The selling shareholders intend to sell the shares into the public market from time to time. The shareholders will negotiate with the market makers for Carbonics Capital common stock to determine the prices for each sale. They expect each sale price to be near to the market price at the time of the sale.

                  Carbonics Capital common stock is listed for trading on the OTC Bulletin Board under the trading symbol "CICS.OB."

                  Purchase of Carbonics Capital common stock involves substantial risk. Please see "Risk Factors," which begins on page 2.

                  Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the adequacy or accuracy of this prospectus. Any representation to the contrary is a criminal offense.

                          Carbonics Capital Corporation
                           One Penn Plaza, Suite 1612
                               New York, NY 10119
                                  212-994-5374


                  The date of this prospectus is April 21, 2008

                              TABLE OF CONTENTS

RISK FACTORS.................................................................-2-

SELLING SHAREHOLDERS.........................................................-5-

OTHER AVAILABLE INFORMATION..................................................-5-

INDEMNIFICATION..............................................................-6-

                                  RISK FACTORS

There are many important factors that have affected, and in the future could affect, Carbonics' business, including, but not limited to the factors discussed below, which should be reviewed carefully together with other information contained in this report. Some of the factors are beyond our control and future trends are difficult to predict.

There is substantial doubt concerning our ability to continue as a going concern.

Carbonics incurred a loss from continuing operations of $14,329,724 during the twelve months ended December 31, 2007, and we had $0 in cash at December 31, 2007. These matters raise substantial doubt about our ability to continue as a going concern. Management's plans include raising additional proceeds from debt and equity transactions and completing strategic acquisitions.

We are implementing new business plans which make the results of our business uncertain.

Our limited operating history makes it difficult for potential investors to evaluate our business. Therefore, our proposed operations are subject to all of the risks inherent in the initial expenses, challenges, complications and delays frequently encountered in connection with the formation of any new business, as well as those risks that are specific to the biodiesel, ethanol and culinary oils industry in general. Investors should evaluate an investment in our company in light of the problems and uncertainties frequently encountered by companies attempting to develop markets for new products, services and technologies. Despite best efforts, we may never overcome these obstacles to achieve financial success. Our business is speculative and dependent upon the implementation of our business plan, as well as our ability to enter into agreements with third parties for necessary financing, the provision of necessary feedstock sources, engineering, procurement and construction services and the sale and distribution of our biodiesel fuel on terms that will be commercially viable for us. There can be no assurance that our efforts will be successful or result in revenue or profit. There is no assurance that we will earn significant revenues or that our investors will not lose their entire investment.

The fiscal efficiencies of highly capitalized competitors in biotechnology could defeat our efforts to capture a viable market share.

The business of developing new biotechnologies is a capital-intense business, requiring substantial capital resources. The costs that we may incur in obtaining capital are substantially greater per dollar than the cost incurred by large scale enterprises in the industry. This situation could cause us to be unable to compete effectively.

The exercise of our outstanding warrants and options and Carbonics Capital Corporation's various anti-dilution and price-protection agreements could cause the market price of our common stock to fall, and may have dilutive and other effects on our existing stockholders.

The exercise of our outstanding warrants and options could result in the issuance of up to 1,438,516 shares of common stock, assuming all outstanding warrants and options are currently exercisable. Such issuances would reduce the percentage of ownership of our existing common stockholders and could, among other things, depress the price of our common stock. This result could detrimentally affect our ability to raise additional equity capital. In addition, the sale of these additional shares of common stock may cause the market price of our stock to decrease.

We lack capital to fund our operations.

During the twelve months ended December 31, 2007 our operations used $1,000,410 in cash, but our debt service obligations requirement cash in excess of that amount. Loans from some of our shareholders and the issuance convertible debentures funded our debt service. Those individuals may not be able to continue to fund our operations or our debt service.

Our operations will suffer if we are unable to manage our rapid growth.

We are currently experiencing a period of rapid growth through internal expansion and strategic acquisitions. This growth has placed, and could continue to place, a significant strain on our management, personnel and other resources. Our ability to grow will require us to effectively manage our collaborative arrangements and to continue to improve our operational, management, and financial systems and controls, and to successfully train, motivate and manage our employees. If we are unable to effectively manage our growth, we may not realize the expected benefits of such growth, and such failure could result in lost sales opportunities, lost business, difficulties operating our assets and could therefore significantly impair our financial condition.

Our failure to attract qualified engineers and management personnel could hinder our success.

Our ability to attract and retain qualified engineers and other professional personnel when we need them will be a major factor in determining our future success. There is a very competitive market for individuals with advanced engineering training, and we are not assured of being able to retain the personnel we will need.

Key personnel are critical to our business and our future success depends on our ability to retain them.

Our success depends on the contributions of our key management, and engineering personnel. The loss of these officers could result in lost sales opportunities, lost business, difficulties operating our assets, difficulties raising additional funds and could therefore significantly impair our financial condition. Our future success depends on our ability to retain and expand our staff of qualified personnel, including environmental technicians, sales personnel and engineers. Without qualified personnel, we may incur delays in rendering our

Viridis Capital can exert control over us and may not make decisions that further the best interests of all stockholders.

Viridis Capital, LLC controls 100% of our outstanding Series C preferred stock. The preferred shares are convertible into 80% of our Common Stock. As a result, Viridis exerts a significant degree of influence over our management and affairs and over matters requiring stockholder approval, including the election of directors and approval of significant corporate transactions. In addition, this concentration of ownership may delay or prevent a change in control of us and might affect the market price of our common stock, even when a change in control may be in the best interest of all stockholders. Furthermore, the interests of this concentration of ownership may not always coincide with our interests or the interests of other stockholders and accordingly, they could cause us to enter into transactions or agreements which we would not otherwise consider.

Investing in our stock is highly speculative and you could lose some or all of your investment.

The value of our common stock may decline and may be affected by numerous market conditions, which could result in the loss of some or the entire amount invested in our stock. The securities markets frequently experience extreme price and volume fluctuations that affect market prices for securities of companies generally and very small capitalization companies such as us in particular.

The volatility of the market for Carbonics Capital Corporation common stock may prevent a shareholder from obtaining a fair price for his shares.

The common stock of Carbonics Corporation is quoted on the OTC Bulletin Board. It is impossible to say that the market price on any given day reflects the fair value of Carbonics Corporation, since the price sometimes moves up or down by 50% or more in a week's time. A shareholder in Carbonics Corporation who wants to sell his shares, therefore, runs the risk that at the time he wants to sell, the market price may be much less than the price he would consider to be fair.

Our common stock qualifies as a "penny stock" under SEC rules which may make it more difficult for our stockholders to resell their shares of our common stock.

Our common stock trades on the OTC Bulletin Board. As a result, the holders of our common stock may find it more difficult to obtain accurate quotations concerning the market value of the stock. Stockholders also may experience greater difficulties in attempting to sell the stock than if it were listed on a stock exchange or quoted on the NASDAQ Global Market or the NASDAQ Capital Market. Because our common stock does not trade on a stock exchange or on the NASDAQ Global Market or the NASDAQ Capital Market, and the market price of the common stock is less than $5.00 per share, the common stock qualifies as a "penny stock." SEC Rule 15g-9 under the Securities Exchange Act of 1934 imposes additional sales practice requirements on broker-dealers that recommend the purchase or sale of penny stocks to persons other than those who qualify as an "established customer" or an "accredited investor." This includes the requirement that a broker-dealer must make a determination on the appropriateness of investments in penny stocks for the customer and must make special disclosures to the customer concerning the risks of penny stocks. Application of the penny stock rules to our common stock affects the market liquidity of the shares, which in turn may affect the ability of holders of our common stock to resell the stock.

Only a small portion of the investment community will purchase "penny stocks" such as our common stock.

Carbonics Corporation common stock is defined by the SEC as a "penny stock" because it trades at a price less than $5.00 per share. Carbonics Corporation common stock also meets most common definitions of a "penny stock," since it trades for less than $1.00 per share. Many brokerage firms will discourage their customers from purchasing penny stocks, and even more brokerage firms will not recommend a penny stock to their customers. Most institutional investors will not invest in penny stocks. In addition, many individual investors will not consider a purchase of a penny stock due, among other things, to the negative reputation that attends the penny stock market. As a result of this widespread disdain for penny stocks, there will be a limited market for Carbonics Corporation common stock as long as it remains a "penny stock." This situation may limit the liquidity of your shares.

                              SELLING SHAREHOLDERS

                  The table below contains information regarding the individuals who are using this prospectus to offer common shares.

                                                                                                    Percentage of
                                            Shares Owned        Number of          Shares Owned     Class Held
Selling Shareholder        Position         Before Offering     Shares Offered     After Offering   After Offering
-------------------        --------         ----------------    --------------     --------------   --------------
Kurt Gordon                Director         2,000,000           2,000,000          0                        --


                           OTHER AVAILABLE INFORMATION

              Carbonics Capital Corporation is incorporating by reference the following documents previously filed with the Securities and Exchange
Commission:

         (a) Carbonics Capital's Annual Report on Form 10-KSB for the year ended December 31, 2007;

         (b) the description of Carbonics Capital's Common Stock contained in its Registration Statement on Form 10-SB (No. 000-28887).

              Carbonics Capital is also incorporating by reference all documents hereafter filed by Carbonics Capital pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Securities Exchange Act of 1934, prior to the filing of a post-effective amendment which indicates that all securities offered have been sold or which deregisters all securities then remaining unsold.

         Upon written request, Carbonics Capital will provide to each person, including any beneficial owner, to whom this prospectus is delivered a copy of any and all information that has been incorporated into this prospectus by reference. We will provide the information at no cost to the person who requests it. Any such request should be made to Kevin Kreisler, Carbonics Capital Corporation, One Penn Plaza, Suite 1612, New York, NY 10119.

         Carbonics Capital files with the Securities and Exchange Commission annual, quarterly and current reports, proxy statements and other information, which may assist you in understanding our company. In addition, we have filed a registration statement on Form S-8, including exhibits, with respect to the shares to be sold in the offering.

         You may read and copy the registration statement or any reports, statements or other information that we file at the Commission's Public Reference Room at 100 F Street, N.E., Washington, D.C. 20549. Please call the Commission at 1-800-SEC-0330 for further information on the operation of the Public Reference Room. Our Commission filings, including the registration statement, are also available to you on the Commission's Web site at http://WWW.SEC.GOV.

                                 INDEMNIFICATION

              Section 145 of the General Corporation Law of the State of Delaware authorizes a corporation to provide indemnification to a director, officer, employee or agent of the corporation, including attorneys' fees, judgments, fines and amounts paid in settlement, actually and reasonably incurred by him in connection with such action, suit or proceeding, if such party acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe his conduct was unlawful as determined in accordance with the statute, and except that with respect to any action which results in a judgment against the person and in favor of the corporation the corporation may not indemnify unless a court determines that the person is fairly and reasonably entitled to the indemnification. Section 145 further provides that indemnification shall be provided if the party in question is successful on the merits.

         Our certificate of incorporation provides that members of our board of directors are protected against personal liability to the fullest extent permitted by Delaware corporate law. Delaware corporate law permits a Delaware corporation to eliminate the personal liability of its directors for monetary damages for breach of fiduciary duty, except for breaches of the duty of loyalty, acts or omissions not in good faith or involving intentional misconduct, improper payment of dividends, or transactions in which the director derived an improper personal benefit.

         Our certificate of incorporation also provides that Carbonics Capital will indemnify our directors and officers against liabilities arising from their service as directors and officers to the fullest extent permitted by Delaware corporate law. Insofar as indemnification for liabilities under the Securities Act of 1933 may be permitted to our directors, officers or controlling persons pursuant to the foregoing provision or otherwise, we have been advised that, in the opinion of the Securities and Exchange Commission, such indemnification is against public policy as expressed in that Act and is, therefore, unenforceable.


                                    * * * * *

                                   SIGNATURES

      Pursuant to the requirements of the Securities Act of 1933, Carbonics Capital Corporation certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of New York, State of New York on the 21st day of April, 2008.

                      CARBONICS CAPITAL CORPORATION

                      By: /s/ Kevin Kreisler
                      ---------------------------------------
                              Kevin Kreisler, Chief Executive Officer


              Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed below by the following persons in the capacities indicated on April 21, 2008.


/s/ Kevin Kreisler
----------------------------------
    Kevin Kreisler, Director,
    Chief Executive Officer

/s/ Jacqueline Flynn
----------------------------------
    Jacqueline Flynn
    Chief Financial and Accounting Officer

/s/ Kurt Gordon
----------------------------------
    Kurt Gordon, Director